Exhibit 99.1

CORPORATE PARTICIPANTS

Laurence Geller

Strategic Hotels and Resorts - President & CEO

Diane Morefield

Strategic Hotels and Resorts - CFO

Jon Stanner

Strategic Hotels and Resorts – VP, Corporate Finance

CONFERENCE CALL PARTICIPANTS

Will Marks

JMP Securities - Analyst

Ryan Meliker

Morgan Stanley - Analyst

Smedes Rose

KBW - Analyst

Bill Crow

Raymond James - Analyst

Jeff Monat

FrontPoint - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2010 Strategic Hotels and Resorts earnings conference call. My name is Colby, and I will be your coordinator today. (Operator Instructions).

I would now like to turn the call over to Mr. Jon Stanner, Vice President of Corporate Finance. Please proceed.

Jon Stanner - Strategic Hotels and Resorts – VP, Corporate Finance

Thank you and good morning everybody. Welcome to Strategic Hotels and Resorts first quarter 2010 earnings conference call. Our press release and supplemental financials were distributed yesterday. These are available on the Company’s website at strategichotels.com within the investor relations section. We are also hosting a live webcast of today’s call which can be accessed in the same section of the site and a replay of today’s call will be available for one month.

Before we get underway, I’d like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with REG G requirements.

I would now like to introduce the members of our management team here with me today. Laurence Geller, President and Chief Executive Officer; and Diane Morefield, our recently appointed Chief Financial Officer.

FINAL TRANSCRIPT

May 06, 2010 / 02:00PM GMT, BEE - Q1 2010 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Good morning and welcome to our first quarter earnings call.

Yesterday we reported Comparable EBITDA of $22.0 million and an FFO per share loss of $0.15 which is flat to last year on RevPAR decline of 4.3% and Total RevPAR decline of 3.7%. While most of our key operating metrics predictably declined this quarter, we have begun to see meaningful improvement in our forward indicators and demand appears to be growing across the entire spectrum of our customer base.

In last quarter’s conference call we posed the question of how soon rising economic activity would drive increased demand for high-end lodging. While we were cautiously optimistic at that time, we are pleasantly surprised at the velocity at which the nascent recovery seems to be occurring, with March appearing to have been the fulcrum month for this phase of the cycle with RevPAR up over 3.6% after 2 months of negative RevPAR for us. Our industry’s luxury RevPAR growth turned positive on February 20th after 96 weeks of negative growth.

Our margin performance for the quarter was very satisfactory and a direct result of the implementation of our sustainable productivity enhancement measures which have supported our margins during the downturn, and should measurably increment margin expansion as the recovery progresses.

During our last report we discussed our goal to de-risk the balance sheet and since that time we have taken several important steps toward extending our maturities. Most notably, yesterday we closed on a refinancing of two mortgages totaling $344 million with a new $318 million loan bearing an interest rate of just over 6% and a maturity extended out until 2017. Diane will discuss the transaction in more detail but we are pleased with this execution which speaks not only to the quality and potential of the properties, but importantly, to the strength of our relationships with not only this specific lender, but our lending group in general.

I would now like to introduce our new CFO, Diane Morefield, who many of you will remember from her days at Equity International and Equity Office Properties. We are delighted to have Diane join our team at this important threshold in our company’s life. On a personal note, I’m personally thrilled about our partnership going forward. After Diane has walked you through the quarter’s results and provided a balance sheet update, I will close with some additional thoughts on the outlook for our industry and for Strategic Hotels specifically.

Diane.

Diane Morefield - Strategic Hotels and Resorts - CFO

Thank you Laurence and good morning everyone. I’m very excited to be here and to be participating on my first earnings call since joining Laurence and the team at Strategic Hotels a few weeks ago. I look forward to working with all of you.

Turning to our first quarter results, our first quarter ultimately turned out to be a tale of monthly progress as RevPAR growth improved sequentially by month from -16% in January to -0.4% for February finishing at a positive 3.6% in March. You may recall that on our fourth quarter 2009 earnings call at the end of February, with essentially two-thirds of the first quarter of 2010 already on the books, we said we expected RevPAR in the first quarter to decline by 5.5% to 7.0%. Our actual first quarter results were a RevPAR decline of only 4.3% and Total RevPAR declined 3.7%. A 1.6 percentage point increase in occupancy was offset by a 6.9% decline in average rate during the full quarter for North America.

Our improvement in occupancy this quarter was heavily weighted toward the group customer segment which was up over 7% in room nights compared to the first quarter of last year when we experienced a record number of corporate group cancellations, primarily encouraged by some of the negative rhetoric coming out of Washington. An important trend that we have noted is that corporations, including financial institutions, appear to be increasingly comfortable scheduling group meetings and conferences again.

Our resorts performed better than our urban hotels from an occupancy perspective, gaining 12% in the quarter. This was driven by a 35% increase in group room nights which reinforces our thesis that the corporate customer is returning and the so called stigma associated with high-end resorts has dissipated.

Transient occupancy was down slightly in the quarter, however, corporate transient business picked up 0.3% and trended positive throughout the quarter, particularly in markets like San Francisco where it had previously been conspicuously absent. This is yet another sign of corporations’ willingness and propensity to spend on travel.

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May 06, 2010 / 02:00PM GMT, BEE - Q1 2010 Strategic Hotels and Resorts Earnings Conference Call

Rate continues to be an issue for the industry as a whole, as pricing power typically lags occupancy growth in the early stages of a lodging recovery. Our 6.9% rate decline in the first quarter was spread fairly broadly over all customer segments and property types. However, average rate was only down 0.4% in March versus last year and was again indicative of the improvement we saw over the course of the quarter.

Compression nights, which we define as nights with 90 percent or greater occupancy, more than doubled from 118 in the first quarter of 2009 to 239 this year.

Let me spend a moment on a few specific markets.

We remain very bullish on the Washington, D.C. market and our Four Seasons hotel there. However, our Q1 results this year were distorted by the inauguration in January of last year and the heavy snow storms of this February and we therefore reported a RevPAR decline of 20.5%. Keep in mind, this is against a 10% increase in RevPAR last year when the rest of our portfolio was down 24%, so clearly the results this quarter are an anomaly and not indicative of our longer-term outlook for this premiere hotel asset in both the rooms and non-rooms profit centers.

The Chicago market continues to suffer from weakness in city-wide conventions, and coupled with a seasonally weak first quarter, there were far fewer compression nights to support rate which drove RevPAR at our two downtown hotels nearly 30% lower for the quarter. That being said, there are positive indicators for the city looking out over the remainder of the year, and our summer season looks to be on pace with our expectations and prior years. However, issues related to McCormick Place will continue to create uncertainty for the Chicago market, and although the city and state are taking aggressive measures that at least attempt to address these issues, much work remains to be done to satisfactorily remediate the situation and keep existing city-wide conventions in Chicago, let alone attract new business. The good news is that this matter is a high priority for both the city and state and we believe that a satisfactory solution must and will ultimately be reached.

Our two costal California Ritz-Carlton hotels suffered a greater impact from the so-called AIG effect last year and both are showing signs of recovery in the first quarter of this year. RevPAR at Half Moon Bay was up nearly 40% for the quarter on a significant increase in occupancy at 18.1 points, from last year when the hotel experienced an extraordinary level of cancellations. Both hotels experienced a strong pick-up in group bookings, booked in the first quarter for the remainder of 2010. Half Moon Bay’s bookings are up 40% and Laguna Niguel is up 22%. In terms of market share penetration these hotels are both outperforming their respective competitive sets, by 39% and 11%, respectively.

Our InterContinental in Miami delivered favorable results driven in part by a benefit from the Super Bowl, Orange Bowl and Pro Bowl in the first quarter of this year with RevPAR improving 14% compared to Q1 2009 and Total RevPAR growth of 18%.

Due to the lingering impact of the H1N1 virus and the travel advisory for Mexico, our Four Seasons Punta Mita was down nearly 12% in RevPAR as a result of lower rated group business previously booked to partially offset the anticipated loss of more profitable transient occupancy for this particular asset. The resultant increase in banquet revenue and higher average checks at our food and beverage outlets led to a 7.3% increase in non-rooms revenue for the quarter. We remain confident that this hotel will continue along its road to recovery.

Our European portfolio had a strong quarter with 6.4% RevPAR growth and 5.1% Total RevPAR growth on a constant dollar basis resulting in a 290 basis point margin expansion. This was led by the Marriott Grosvenor Square, which underwent a renovation last year, and had a 38.7% increase in RevPAR. This more than offset a 21% decline at the InterContinental in Prague. We do want to highlight that the recent Iceland volcano disruption that suspended air travel throughout Europe had an impact on our European hotels and is expected to reduce Q2 revenues between $800,000 and $900,000 and EBITDA between $350,000 and $400,000.

We continue to be very focused on productivity enhancement efforts. For the quarter we held EBITDA margin contraction to 180 basis points on a 4% loss in revenue. Keep in mind the composition of our top-line decline was a combination of higher occupancy and a loss in room rate which compounded to put even more pressure on margins. Importantly, during the first quarter of last year we recorded $6.7 million in cancellation fees which was significantly higher than the more normalized $1.5 million experienced in Q1 this year. If you adjust for those fees, our EBITDA margins would have actually expanded 20 basis points on slightly negative revenue growth. We believe that this continued strong performance reinforces our ability to sustain productivity enhancements on an ongoing basis.

Both the hours worked and number of FTEs at the hotels declined a little over 4% for the quarter. And hours worked per occupied room – which is clearly the best measure of productivity improvement – declined a significant 6.7%. Payroll and related expenses were up less than 1% despite both our increase in occupancy and a 3.8% increase in average wages. We are pleased that the labor systems we have spoken about so much over the past two years continue to demonstrate tangible results, which bode well for healthy margin growth as the recovery evolves.

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May 06, 2010 / 02:00PM GMT, BEE - Q1 2010 Strategic Hotels and Resorts Earnings Conference Call

Turing to earnings, Comparable EBITDA for the quarter was $22.0 million, which was a decline of just over 3% from last year’s first quarter. In Q1 we had an FFO per share loss of $0.15 which is flat to last year. Included in this quarter’s G&A number is a $1.0 million charge for severance costs.

We continue to make significant strides towards strengthening our balance sheet. Yesterday, we closed on the refinancing of two property mortgages at the Westin St. Francis and Fairmont Chicago into one cross-collateralized $317.8 million loan with a maturity of May 2017. The loans originally matured in 2011 and 2012. In exchange for the extension, we paid down $26 million in principal and secured a fixed interest rate of 6.09%. The first 18 months of the term is interest only after which a 20-year principal amortization begins. The loan remains a non-recourse obligation and provides pre-payment, release and transfer provisions. While this refinancing will increase the amount of cash interest expense paid, we project the assets will continue to provide sufficient cash flow to cover debt service. We believe this is a good outcome to address the maturities of two important properties and smoothes out our debt maturity schedule at a very attractive fixed interest rate. It is a testament to the strong working relationships we have fostered with our various lenders. We worked very productively with MetLife on this refinancing, which also finances the Hyatt Regency La Jolla in addition to these two hotels.

Combined with the amendment to the Prague InterContinental loan we completed in January, we have now extended over $450 million of debt, which is roughly 35% of our consolidated property debt, to 2015 and beyond since the beginning of this year. This solid progress is in-line with our stated strategy of taking a methodical and disciplined approach to de-risking our balance sheet.

Pro forma following the close of the refinancing of the Westin St. Francis and Fairmont Chicago loans, we have approximately $224 million drawn on our line of credit. In addition, we have approximately $40 million of unrestricted corporate cash and another $57 million of unrestricted cash at our hotels and $28 million of restricted cash in FF&E and lender reserves.

We are very pleased with our progress on restructuring the balance sheet and outside of our share of the Hotel del Coronado debt, we now have no maturities until September of next year. As cash flows improve at the property level, and conditions in the credit markets continue to ease, we are increasingly confident in our ability to manage the refinancing of non-recourse and corporate loans at maturity, never forgetting that non-recourse means exactly that and we stand by our intention to carefully evaluate each properties’ future potential before committing any incremental funds as part of our refinancing efforts.

I’ll now turn the call back over to Laurence.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Thanks Diane.

I am pleased by what we are seeing in high-end luxury hotel trends and how they appear to be mirroring the nascent stage of previous v-shaped recoveries. It is not only our industry that is seeing positive trends. For example, the key measure used to monitor load factor and yield in the airline industry is PRASM, or Passenger Revenue per Available Seat. Amongst key carriers this appears to be up approximately 20% in the first quarter. Of particular relevance, United Airlines Premium Cabin bookings are up approximately 25% for the period.

As Diane mentioned, the first quarter was defined by progress where the velocity of improvement rapidly increased through March and these positive trends continue to improve during the current quarter.

An important monthly measure for us is a term we call convergence, which we define by a month when occupancy, rate, Total RevPAR, EBITDA and EBITDA margins all improve on a year-over-year basis. Based on the trends that we are currently seeing, we expect monthly convergence in our North American portfolio, after adjusting for extraordinary cancellation fees, to occur during this current quarter.

Let me spend a moment discussing how the shifting in our mix of business is likely to lead to improved results. We believe group pace is one of the leading indicators of corporate confidence and carefully monitor all group performance metrics. As in past years, medical and health remains our number one group segment while financial services, which dropped to number four in 2009, has year to date recovered to second place in group pace. Of note is that the insurance industry which traditionally runs at approximately 3% of group business has increased this year to 5%.

Historically, our room revenue is split fairly evenly between group and transient occupied room nights. As the downturn began to take hold in later 2008 and into 2009, our operators had little choice but to replace a portion of our higher rated corporate group business with discount rated transient business. Therefore, by the first quarter of last year, 53% of our room nights were transient rooms. We are now beginning to see that

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May 06, 2010 / 02:00PM GMT, BEE - Q1 2010 Strategic Hotels and Resorts Earnings Conference Call

mix shift back towards its historical average. In the first quarter of this year transient occupancy accounted for only 51% of total occupied rooms. As you know, along with higher group occupancy comes increased ancillary spending in the hotel spas, restaurants and retail outlets that has driven our Total RevPAR results in previous growth cycles.

Group pace trends also continue in the right direction. Adjusting for extraordinary cancellations last year, we are now ahead of 2009 in terms of room nights currently on the books. And although rate is down slightly, the shorter-term, in-the-year-for-the-year bookings - known as “ITYFTY” - are improving in rate. ADR on the nights booked in March for 2010 were at rates 24% higher than those booked in February.

We mentioned last quarter that we were roughly on pace from a group perspective to achieve the same level of group room nights as we had in 2009. As of March 31st we needed to book just 90,000 room nights for 2010 to achieve that objective and, for reference, we booked 36,000 in-the-year rooms in March and 29,000 in both January and February and are well on the way to at least achieving that objective.

Group RevPAR production, which we believe is the appropriate way to look at group pace as it captures both the rate and occupancy impact on revenue, was up 45% year-over-year in March and 14% for the first quarter. Group RevPAR for the full year is still down slightly to last year but, as I mentioned, the rates on shorter-term bookings are improving month-over-month so the trends are good and, should they continue, we are optimistic we will continue to grow group rate.

Signs of rebounding luxury spending are prevalent. For example, luxury spending over the Christmas season was up 10.5% compared with 2008 and the luxury retail sector is projecting growth in the mid-single digits for all of 2010. Importantly, high income consumer confidence is up almost 40% from the first quarter of last year. Similar trends exist in our own portfolio, notably at our Four Seasons in Washington D.C., where the average rate in our Royal Suite was up 33% in the first quarter to $10,500 per night. Spa treatments were up 18% and the average cover at the Michael Mina Bourbon Steak restaurant was up 10%.

We spoke on our last call about our plans to exit Europe in a methodical, disciplined and orderly fashion. We reiterate that it is our focus to become a North American centric company and we are pursuing this strategy in a very thoughtful and diligent manner with the goal of maximizing proceeds. Like the U.S., the European hotel market is recovering and we will seek to take the maximum advantage of an increasing appetite for transactions, particularly in significantly improving markets such as London, where our Grosvenor Square hotel represents the majority of our European equity

Given the early nature of the recovery, the velocity of change and the inherent risks and overall unpredictability in our economy, our industry and our business in particular, in addition to the obvious linkage with global events such as sovereign debt crises, terrorist attacks and natural disasters, when combined this mandates we carefully and constantly consider the many risks that threaten a smooth recovery. As such, it is appropriate for us to continue our policy of not giving guidance at this time, although we do not find fault with the guidance forecasts provided by c-corps with high-end brands. However, as we did in our previous call, I would share our thoughts pertaining to the forecast for the second quarter. We see RevPAR up between 6% and 8%, which importantly from a trend perspective, is largely driven by rate. I would add that initial indications of margin performance, excluding cancellations which were abnormally high in the first half of last year, currently appear to be in the range of up 150 to 250 basis points.

While we are ever mindful of the risks inherent in this environment, we are increasingly optimistic in the v-shaped nature of demand and, especially given the unusually benign supply metrics we are seeing. For example, the Smith Travel year-over-year demand for luxury hotel rooms has improved from -8.6% in early 2009 to a 20+ year high of 16.7% in the first quarter of this year. Luxury supply growth is well contained as rooms currently under construction are down over 65% from 2009 and a mere 2% of total existing supply. The total active pipeline of new supply is down over 60% from last year. More importantly, within our specific markets, there is less than 1% new competitive supply even potentially coming to market in the foreseeable future. All of this bodes well for the future profitability for our unique collection of high-end assets.

I’d now like to open the call for questions.

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May 06, 2010 / 02:00PM GMT, BEE - Q1 2010 Strategic Hotels and Resorts Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions).

Your first question comes from line of Will Marks with JMP Securities. Please proceed.

Will Marks - JMP Securities - Analyst

Thank you. Good morning, Laurence. Good morning, Diane.

The first question I had was on the interest expense line. Is there a run rate you can give us, based on pro forma for the transactions that just closed?

Diane Morefield - Strategic Hotels and Resorts - CFO

As you know in the fourth quarter press release, we gave an estimate of approximately $100 million in interest expense in total for 2010. That number, on a pro forma basis, is expected to increase in the $10 million to $12 million range now that we adjust for the fixed rate MetLife loan.

Will Marks - JMP Securities - Analyst

Okay. Great. Thank you. That’s very helpful.

Next is kind of a big picture question, perhaps for Laurence. If you look at traditional metrics, whether it’s cap rate or I guess more importantly, price per key — and this is a softball question for you — what is your — and I can do the calculations, but I’d like to hear it from you. Where are you trading today on a price per key, and can you give us any comps in the market and where you see that headed?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

I guess we’re probably trading somewhere between $350,000 and $400,000 per key today. Replacement costs, excluding land, so it’s really not apples to apples, is certainly around $600,000 to $620,000 a key for us today.

As far as comps are concerned, we’ve only seen a few so far, and they’ve been fairly interesting. We were very interested in the way the Sofitel in D.C. traded to LaSalle. We thought that was a very good indication of value for an upper upscale property. The Monarch Bay property, which is in the somewhat inferior location to our Laguna property, traded at, I think, around $630,000 a key.

So there’s beginning to be indications of it. Anecdotally, we hear a lot more, but we haven’t really seen enough of a swath of trades to get a sense of real comparable value. For us, given the supply issue I mentioned, a reasonable proxy for anticipated value has got to be close to a replacement number, which I told you was excluding land.

Will Marks - JMP Securities - Analyst

Great. Thank you for that.

Just moving on, one more question, on the decision to exit Europe, it is easy now to say that as things recover, maybe it’s not the best time to sell, but there are balance sheet issues, et cetera. Can you give us today’s reasoning, based on today’s conditions, why get out of Europe?

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May 06, 2010 / 02:00PM GMT, BEE - Q1 2010 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - President & CEO

For us in Europe, because of the pricing issues, the cap rate issues, the differentials and the cost of maintaining Europe, the decision to exit Europe sooner rather than later, which we announced last quarter, is clearly the right one and stands without any change. We’re actively pursuing a number of opportunities there. But again, as the numbers are moving, and as these sovereign debt crises affect local consumer confidence and local credit markets, we’re not rushing, because we’re in no desperate hurry to sell. But we want to get out of Europe in an orderly fashion, and are progressing along very satisfactorily, and I’m delighted with the level of interest there. Things take longer in Europe, the deals are more complex, and the sovereign capital crisis going on over there has certainly made things on somewhat of a hiatus the last couple of weeks.

Will Marks - JMP Securities - Analyst

Can we assume that by year end, that you’ll be out of Europe? Is that a goal? I don’t want to put words in your mouth.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

You’re putting words in my mouth, Will, and I don’t think you can make that assumption. We will be out of Europe in an orderly process, and we will maximize our proceeds in so doing.

Will Marks - JMP Securities - Analyst

Great. Thank you very much.

Operator

Your next question comes from the line of Ryan Meliker with Morgan Stanley. Please proceed.

Ryan Meliker - Morgan Stanley - Analyst

Good morning, guys.

Just a quick question for you. Regarding the refinancing with MetLife, do you have any idea — you know, I guess, two things. One, do you have any idea of what they were looking at, from a loan to value standpoint, to get to that loan level? And the second thing was, did you guys shop around to other lenders? Or, I know MetLife was the existing lender so it probably made the most sense to work with them. Just curious how the lending market was looking for these types of assets. Thanks.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Let me comment on that. I don’t think I can tell you how MetLife evaluated this decision. A part of it was obviously the property value, future earnings and the strength of the relationship that we’ve had with them over a very extended period. Having said that, during these last few months, the last two or three months, we’ve been approached by a variety of different capital sources, on many of our properties, to look at them. However, clearly, we had no intention of doing anything more than working with our existing lender in terms of relationship.

As a more generic question pertaining to the portfolio, we have noted the month-by-month increase in number of lenders coming to us on these properties. This includes CMBS, which prior to January of this year, we hadn’t seen. So I think, in an indicative sense, there’s much more interest as the recovery is coming, and there’s much more aggression. Spreads are slightly narrowing. Loan-to-value is the issue for everybody. How do you get there? And in a V-shaped recovery, it’s hard to figure out what tomorrow’s value would be or convince a lender of it.

Ryan Meliker - Morgan Stanley - Analyst

Okay. That’s helpful. Thank you.

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May 06, 2010 / 02:00PM GMT, BEE - Q1 2010 Strategic Hotels and Resorts Earnings Conference Call

Operator

Your next question comes from the line of Smedes Rose with KBW. Please proceed.

Smedes Rose - KBW - Analyst

Hello. It’s Smedes.

A couple of questions for you. I was wondering, in your RevPAR outlook for the second quarter, I think you said 6% to 8%. Is that — can you break that up between what you think it will be in the U.S. versus Europe, or is that portfolio-wide?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Smedes, forgive me. I was inarticulate. I think we were really referencing North America there.

Smedes Rose - KBW - Analyst

Okay.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Those numbers. So that is North America.

Smedes Rose - KBW - Analyst

Okay. Great.

And then, Laurence, you’ve talked a lot about sort of re-engineering, I guess, the way you run some of these hotels. So, just in general, when we think about a dollar as an incremental rate, you know, what sort of flow-through do you think you can get on that? 60% or 70%, or do you think it would be more than that now?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

We tend to model very conservatively. When we look at a dollar of RevPAR increase, we tend to model it, for theoretical purposes, as 50/50 rate and occupancy. Under that basis, you’re probably in the 60 to 70 range. As you get up into the rate, we would expect that to go up about 20 basis points.

Smedes Rose - KBW - Analyst

Okay.

And then it looked like you guys paid off some of your swap contracts, I guess, in the first quarter of about $25 million or so. Can you add a little more color on that, in light of your full-year interest expense guidance?

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May 06, 2010 / 02:00PM GMT, BEE - Q1 2010 Strategic Hotels and Resorts Earnings Conference Call

Diane Morefield - Strategic Hotels and Resorts - CFO

Well, the full-year interest expense guidance we just gave was the $100 million initially, plus the additional $10 million to $12 million. That would also include the amortization of swaps, which as you know is really a non-cash item, but it was dictated by the accounting guidelines. So that pay down on swaps earlier this year is included and captured in that number.

Smedes Rose - KBW - Analyst

Great.

Okay, and then, Laurence, just finally for you, I guess there’s a large asset in London for sale. I think it’s, like, a JW Marriott maybe. Do you have any sense of how that’s moving along, in terms of the sales process?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Clearly, we watch that. I believe it is the Grosvenor House on Park Lane, which is a very large hotel, with sort of mixed use components to it. And the price is, the muted price that brokers were indicating, was 1 million plus GBP per room. I understand there’s significant interest . It will be a slow process, and we are watching it very, very carefully as a very interesting benchmark for us, on our decisions how to price and when to sell.

Smedes Rose - KBW - Analyst

All right. Thank you, guys.

Diane Morefield - Strategic Hotels and Resorts - CFO

Thank you.

Operator

Your next question comes from the line of Bill Crow with Raymond James. Please proceed.

Bill Crow - Raymond James - Analyst

Good morning, Laurence, and Diane, welcome back to the public world.

Diane Morefield - Strategic Hotels and Resorts - CFO

Thanks, Bill.

Bill Crow - Raymond James - Analyst

Laurence, talk about domestic asset sales and the prospects there, and whether you would be maybe less likely to undertake that, given the V-shaped recovery you reference.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

At this moment, the only assets that we are marketing, clearly, are the European assets. We very much like the dynamics of all of the assets we have now in the U.S. But we are also — as you know, we’re very, very disciplined. If an exceptional price comes that suits us, out of the blue — at

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May 06, 2010 / 02:00PM GMT, BEE - Q1 2010 Strategic Hotels and Resorts Earnings Conference Call

a suitable price that well exceeds what we consider our re-buy analysis that I’ve mentioned to you previously, you know, we’re not fools. We’re business people. We know how to redeploy capital. At the moment, though, we are not actively marketing anything in the U.S.

Bill Crow - Raymond James - Analyst

And that includes Lincolnshire? Which doesn’t seem to be —

Laurence Geller - Strategic Hotels and Resorts - President & CEO

No, we’re delighted to announce that it is being lightly refurbished, and is getting interest in the great customer comments, as measured by the group meeting planner. So Lincolnshire is probably not our most strategic of assets, Bill.

Bill Crow - Raymond James - Analyst

Right.

And then one question about ITYFTYs. Because I like hearing you say that phrase —

Laurence Geller - Strategic Hotels and Resorts - President & CEO

I hope that it becomes a great term of reference for the lodging industry.

Diane Morefield - Strategic Hotels and Resorts - CFO

And we have to give Jon Stanner credit for ITYFTY.

Bill Crow - Raymond James - Analyst

All right, Jon. Way to go.

Laurence, I know it’s early, but any inquiries at your larger properties, from group business that may have been booked in Nashville that has to relocate?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

I have to be quite careful about this. As you know, in a previous life, I was a Board Director of Gaylord. I wouldn’t preclude the possibility of us having very good relationships with them and offering to be of assistance in relocating their groups, should the circumstances pertain to it.

Bill Crow - Raymond James - Analyst

Okay. Fair enough. Thanks, guys.

Operator

(Operator Instructions).

Your next question comes from the line of Jeff Monat with FrontPoint. Please proceed.

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May 06, 2010 / 02:00PM GMT, BEE - Q1 2010 Strategic Hotels and Resorts Earnings Conference Call

Jeff Monat - FrontPoint - Analyst

Good morning. How are you guys?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Fine, Jeff. How are you?

Jeff Monat - FrontPoint - Analyst

Good, thank you.

I was wondering, could you please help me understand your thinking around the preferred shares on the balance sheet? I was just curious, kind of, the range of solutions that you guys could take to deal with them. Thank you.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Jeff, thanks for the question. I think it’s an important question.

There’s some $380 million, $370 million, I think it is, of preferreds outstanding and accruing interest, at sort of around 8.25% to 8.5%. We stopped paying the dividend five quarters ago. And each quarter, it becomes the subject of great discussion amongst the board members as to whether or not we should — whether and when we should — consider paying either the current or the accrued dividends. So it’s accruing at approximately $30 million on an annual basis, or $7.5 million per quarter. Please remember that it is not a compounding interest rate. It is a simple interest rate. So that this becomes — it is reasonably efficient financing for us, up to 8.5%.

Having said that, we are very conscious of it. It is our intent, as we see the way the markets are settling down and the recovery comes, it’s our intent to address that. The interest, the current and the accrued interest initially, and then determine, as the cycle matures, whether or not, in any form of corporate refinancing, we address the principle of it.

Jeff Monat - FrontPoint - Analyst

And is there any thought to — you know, we’ve seen others in your industry and in other financial industries looking at exchanging those things for common equity?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Every quarter since the downturn has come, we’ve evaluated with our outside advisors all of the issues pertaining to our non-property related stock, which are obviously the line of credit, the convertibles and the preferreds, and we continue to do so. We have announced no current activities to do any form of equity for preferred exchange at this time. Nonetheless, all leaves in the forest are turned over every quarter with our Board.

Jeff Monat - FrontPoint - Analyst

Excellent. Thank you very much.

Operator

At this time, there are no further questions in queue.

Pardon the interruption. A question has just appeared from the line of Susan Berliner from JPMorgan. Please proceed. Your line is now open.

FINAL TRANSCRIPT

May 06, 2010 / 02:00PM GMT, BEE - Q1 2010 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Operator, we’re not hearing Susan.

Operator

Susan, if you will, please check your phone for mute. (Operator Instructions).

Laurence Geller - Strategic Hotels and Resorts - President & CEO

I think we should probably continue, operator.

Operator

Yes, sir. There are no other questions appearing in queue.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Thanks. If Susan is on the line and she’s having technical difficulties, please feel free to call Diane, Jon Stanner, or myself after the call.

Thank you very much. After a long and difficult period we are now seeing consistent indicators of recovery and we have well-founded and grounded reasons for optimism in general and for our company in particular. We’ve got irreplaceable locations and assets in great physical and competitive condition. We’ve implemented systemic and sustainable changes to the operation that will have significant upside both to profitability and values and we have unusually benign supply dynamics in our markets.

We’re improving our balance sheet and are increasingly confident of our ability to meet the challenges ahead in the goals we set. We fully intend to continue to execute our plans in a thoughtful and disciplined manner. So thank you for your time today and for your support. We look forward to speaking to you next quarter when I hope the trends we see today will be mirrored in improving results for our economy, our industry and for our company. Thank you all.

Operator

Thank you for your participation in today’s conference. That concludes the presentation. You may now disconnect. Have a great day.